UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 7, 2014

Commission File #: 000-55130

DOMAIN MEDIA CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

Not applicable

(IRS Employer Identification Number)

3100 West Ray Rd., Suite 201

Chandler, Arizona 85226

(Address of principal US executive offices)

Tel: (480) 659-4907

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On July 7, 2014, Allan Sabo was appointed as a member of the Board of Directors of Domain Media Corp. (the “Company”). Mr. Sabo has not been appointed to any committees of the Board of Directors as of the date of this filing.

Mr. Sabo has over 20 years of direct hands on experience in pioneering strategies and technology platforms that have changed the landscape of e-marketing, Internet advertising, and e-commerce. Mr. Sabo is credited as the co-founder of the world’s second ever interactive advertising network, Ad-Network, which within one year of launching was acquired by Petry Interactive, and became the underlying technology platform and business model that became 24/7 Media – one of the largest Internet advertising networks in the world. At 24/7 Media, Mr. Sabo was the Director of Affiliate Relations and also directed and completed thirteen acquisitions of online ad networks growing the company’s reach to over 20,000 affiliate publishers representing 89 of the top 500 most visited websites. 24/7 Media completed a successful IPO in 1998, and was subsequently acquired by WPP Group in 2007 for $649 Million.

Mr. Sabo also founded e-Sports.com which became the largest community for sports editorial content online. At its height, e-Sports created more editorial content from its 1,100 fan authors and contributors than ESPN, Sportsline.com, Reuters and the Associated Press combined. E-Sports syndicated content to over 2,600 media outlets, including many top offline media outlets for a combined daily reach of 5 – 6 million users, and was the first online social media outlet to be recognized by the NHL, NFL, NBA, and MLB as well as the NCAA conference and the Olympic committee. Mr. Sabo sold the Company in 1999 in a management led buyout.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Sabo.

Related Party Transactions

There are no related party transactions with respect to Mr. Sabo reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

On July 7, 2014, Mr. Sabo was granted 150,000 shares of the Company’s common stock, par value $0.0001.  All such shares are “restricted” as such term is defined by the Securities Act of 1933.  The Company has not entered into any other compensatory agreements or plan with Mr. Sabo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMAIN MEDIA CORP.

Date: July 18, 2014	By:	/s/ Chris J. Kern
Chris J. Kern
Chief Executive Officer

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